                            SHARE PURCHASE AGREEMENT

        This Share Purchase Agreement is made and entered into on September 18, 2001, as amended and restated on the date set forth on the signature page hereto (as amended, this "AGREEMENT"), among Seneca Investments LLC, a Delaware limited liability company ("PARENT"), E-Services Investments Organic Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("PURCHASER"), Organic Holdings LLC, a Delaware limited liability company ("SELLER"), and Jonathan Nelson, the holder of a majority of the membership interests in Seller (the "MAJORITY MEMBER").

                                    RECITALS

     A. As of June 14, 2001, (1) Organic Holdings, Inc., a California corporation ("HOLDINGS"), transferred certain assets to Cinagro, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Holdings ("CINAGRO"), specifically (a) all of the shares of common stock (the "COMPANY SHARES") of Organic, Inc., a Delaware corporation (the "COMPANY"), beneficially owned by Holdings and (b) the promissory notes, dated January 31, 2000, issued by the Majority Member and payable to Holdings in the original aggregate principal amount of $10,756,374.75, plus accrued but unpaid interest (the "PROMISSORY NOTES"), in return for all of the shares of capital stock in Cinagro, and (2) Holdings further entered into an Operating Agreement for Seller, pursuant to which Holdings was issued membership units (the "UNITS") representing all of the economic interest of Seller;

     B. Thereafter but prior to September 18, 2001, (1) Holdings contributed all of its assets, including the shares of capital stock of Cinagro, and its liabilities to Seller and (2) Holdings distributed the Units to the shareholders of Holdings and Holdings was dissolved;

     C. As a result of the Reorganization, as of the Closing Date, Seller owns all the outstanding shares of capital stock of Cinagro and the Promissory Notes and Cinagro owns the Company Shares;

     D. Prior to the Closing, Cinagro shall have (1) dividended to Seller the Promissory Notes or redeemed a portion of the shares of capital stock of Cinagro from Seller in exchange for the distribution to Seller of the Promissory Notes,
(2) furnished to Parent such evidence as it shall have requested pertaining to the foregoing, and (3) dividended to Seller any cash paid upon the exercise of the Cinagro Warrant (such transactions described in Recitals A, B and D, collectively, the "REORGANIZATION");

     E. Seller desires to sell to Purchaser, and Purchaser desires to purchase and accept from Seller, all of the shares of capital stock of Cinagro other than the shares, if any, redeemed by Cinagro in the Reorganization (the shares to be so purchased and sold, the "CINAGRO SHARES") on the terms and subject to the conditions of this Agreement; and

     F. Each of Parent, Purchaser, Seller and the Majority Member desire that the foregoing transactions be completed on such terms and subject to such conditions and wish to make certain representations, warranties and covenants in connection therewith.

        NOW, THEREFORE, the parties hereto agree as follows:

                   I. PURCHASE AND SALE OF THE CINAGRO SHARES

        1.1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and accept from Seller, the Cinagro Shares. All certificates representing the Cinagro Shares being sold by Seller will be duly endorsed, with all necessary transfer tax stamps affixed.

        1.2. Purchase Price. Parent will cause Purchaser to pay to Seller in accordance with the payment provisions (the "PAYMENT PROVISIONS") set forth on
Schedule 1.2 the purchase price (the "PURCHASE PRICE") for the Cinagro Shares to be purchased and sold at the Closing, calculated and paid as follows:

        (a) Closing Payment. On or before the first business day after the Closing Date, an amount equal to $8,500,303 ("IP-1").

        (b) Second Payment. Within ten calendar days after the Annual Determination for calendar year 2002 and any adjustments thereto have become binding on the parties as herein provided, if the 2002 PBT is greater than $10.0 million, a second payment of $2.5 million ("IP-2").

        (c) Third Payment. Within ten calendar days after the Annual Determination for calendar year 2003 and any adjustments thereto have become binding on the parties as herein provided, if the 2003 PBT is greater than $15.0 million and the 2003 PBT Margin is greater than 10%, a third payment of $5.0 million ("IP-3").

        (d) Fourth Payment. Within ten calendar days after the Annual Determination for the calendar year 2004 and any adjustments thereto have become binding on the parties as herein provided, a fourth payment ("IP-4") (but only if the amount is a positive number), calculated as follows:

    IP-4 = IP-4 MULTIPLE X 2002 PBT + 2003 PBT + 2004 PBT X 0.60 X O MULTIPLE
                           ------------------------------
                                        3

                             MINUS (IP-1 + IP-2 + IP-3)

        (e) Fifth Payment. Within ten calendar days after the Annual Determination for the calendar year 2005 and any adjustments thereto have become binding on the parties as herein provided, a fifth payment ("IP-5") (but only if the amount is a positive number), calculated as follows:

    IP-5 = IP-5 MULTIPLE X 2003 PBT + 2004 PBT + 2005 PBT X 0.60 X O MULTIPLE
                           ------------------------------
                                        3

                          MINUS (IP-1 + IP-2 + IP-3 + IP-4)

        (f) Final Payment. Within ten calendar days after the Annual Determination for the calendar year 2006 and any adjustments thereto have become binding on the parties as herein provided, a final payment ("FP") (but only if the amount is a positive number), calculated as follows:

FP = FP MULTIPLE X CAPBT X O MULTIPLE MINUS (IP-1 + IP-2 + IP-3 + IP-4 + IP-5)
                   -----
                     3

        (g) Non-refundability of Payments. Any payments made to Seller pursuant to Sections 1.2(a), (b), (c), (d), (e) or (f) will be nonrefundable and, to the extent IP-4, IP-5 or FP are negative numbers, no amounts are required to be paid by any party under this Agreement with respect thereto.

        1.3. Certain Definitions. For purposes of this Agreement, the following terms will have the meanings indicated below:

        (a) The term "NET INCOME" means the Company's consolidated net income
(loss) for the relevant period determined in accordance with United States generally accepted accounting principles consistently applied ("GAAP").

        (b) The term "PBT" means Net Income of the Company before provision for federal, state and local income taxes for such period, determined in accordance with GAAP; provided that the following specific rules and adjustments will apply whether or not those rules are consistent with GAAP (except as specifically stated below) for purposes of calculating PBT, Revenue, PBT Margin or any other amount contemplated hereby to be determined by reference to a financial statement:

            (i) neither the proceeds from nor any dividends or refunds with respect to, nor any increases or decreases in the cash surrender value of, any life insurance policy under which Purchaser or any subsidiary thereof is the named beneficiary or otherwise entitled to recovery or any return of any deposit or prepayment will be included as income or revenue, or expense or loss, as the case may be;

            (ii) extraordinary or unusual gains or losses and net gains from the sale of any capital assets will be excluded, but net losses from the sale of any capital assets will be included (after giving effect to the exclusion of restructuring charges recorded or reserves or accruals established by the Company prior to the Closing or the date of completion of a Transaction (the "TRANSACTION CLOSING") to the extent set forth in Section 1.3(b)(iii));

            (iii) notwithstanding Section 1.3(b)(ii), any write-downs or reserves against assets or liabilities of the Company or any of its subsidiaries in accordance with GAAP, including without limitation accounts receivable reserves or write-offs, will be treated as an expense except to the extent of Purchase Accounting Accruals specifically related thereto and except that restructuring charges recorded and agreed to by Parent prior to the Closing or the Transaction Closing will be excluded to the extent of Purchase Accounting Accruals specifically related thereto;

            (iv) the utilization of reserves or accruals established by the Company prior to the Closing or the Transaction Closing and to which Parent has consented (such consent not to be unreasonably withheld as to reserves required by GAAP as determined by the Accountants) and Purchase Accounting Accruals, in each case to the extent consistent with GAAP and specifically relating to an event or circumstance for which they were established, will be permitted and, notwithstanding Section 1.3(b)(xii), the reversal or release of any reserve specifically described in
        Schedule 1.3(b)(iv) by reason of an event occurring after September 18, 2001 and requiring such reversal under GAAP will be taken into account in determining PBT for the Measuring Period in which such event occurs; provided, however, that (x) the calculation of the amount by which such reversed or released reserve may be taken into account for any month within a relevant fiscal period will equal the total amount so reversed or released divided by the total number of months remaining under the lease to which the reserve related as in effect on September 18, 2001, with that quotient further divided by (1) 5.5 with respect to 2004 PBT used to calculate IP-4, (2) 5.5 with respect to 2004 and 2005 PBT used to calculate IP-5, and (3) the FP Multiple with respect to 2004, 2005 and 2006 PBT used to calculate FP, and (y) the reserves listed on
        Schedule 1.3(b)(iv) may be utilized, reversed or released, as the case may be, only in respect of the related lease specified on such Schedule;

            (v) interest income and expense will be included; provided, however, that (A) following the Closing, whether or not the Company declares or pays dividends or other distributions to its stockholders (and regardless of the amount of any such distribution), in all events any interest income or expense will be calculated as if the Company distributed to its stockholders on January 1st of each year 90% of its Net Income for the immediately preceding year, (B) except as aforesaid, all other investment income will be excluded (other than investment income from any cash management program in which the Company participates), and (C) dividends paid or accrued on preferred stock issued by the Company or any of its subsidiaries will be treated as an expense for purposes of calculating PBT;

            (vi) costs or expenses incurred in preparing or contesting any Annual Determination will not be treated as an expense; provided, however, that such costs and expenses will only be excluded to the extent they are not part of the Company's normal audit expense;

            (vii) the revenue, income, expenses, assets and liabilities of any subsidiary of the Company whose results of operations are required to be consolidated with those of the Company under GAAP will be included only in proportion to the Company's direct or indirect ownership in such subsidiary;

            (viii) intercompany management fees, if any, charged by and dividends paid to Parent, Purchaser or any one of their respective successors, owners or Affiliates (each, a "PARENT COMPANY") or to the Company and its subsidiaries will not be treated as expenses;

            (ix) charges for services rendered or provided to the Company or any subsidiary thereof by any Parent Company and agreed to by Parent and Seller (other than services covered by Section 1.3(b)(viii)), or for expenses incurred for insurance and other items purchased on a group basis, in any such case on substantially the same basis as all other Parent Companies that are covered thereby (as to which Parent will disclose to the Company as promptly as reasonably practicable in connection with the preparation of Parent's budget and in connection with any material modifications thereto), will be treated as expenses;

            (x) goodwill recorded by Parent or Purchaser, including the related amortization or impairment thereof, including any amounts that are pushed down to the Company or any of its subsidiaries arising out of the transactions contemplated hereby or the Transaction, will be excluded;

            (xi) Indemnifiable Losses of a Purchaser Indemnified Party which give rise to an indemnity payment pursuant to Section 5.3 and which are assumed by Seller or the Majority Member or as to which the Purchaser Indemnified Parties have been reimbursed (by offset or otherwise) will not be treated as an expense, and any amount received by any Purchaser Indemnified Party pursuant thereto will be excluded from the calculation of PBT;

            (xii) the following expenditures will be excluded for the purposes of calculating PBT for the Measuring Period in which the expenditures are made or, if earlier, accrued under GAAP: (A) restructuring reserves recorded by the Company through the six-month period ended June 30, 2001 and reflected in the Company's financial statements as of and for the six months ended June 30, 2001 that were delivered to Parent prior to September 18, 2001 and that have been acknowledged and agreed to in writing by Parent and (B) other items, if any, identified by Parent and within the specific reserves set forth in Schedule 1.3(b)(xii); provided, however, that, notwithstanding Section 1.3(b)(iv), in any such case (A) the reversal or release of any portion thereof or of any Purchase Accounting Accruals will be disregarded for all purposes of this Agreement and (B) only expenditures of the specific type for which a particular restructuring reserve or Purchase Accounting Accrual was established may be excluded for such purposes; and

            (xiii) dividends, if any, the payment of which is contingent on or determined by reference to achievement of a specific level of PBT will be treated as an expense for the year in which Net Income was measured, but only to the extent such dividends are paid on the Class A Common Stock of the Company.

        (c) "MEASURING PERIOD" means the applicable periods specified in Section
1.2 for the calculation of PBT, Revenues and PBT Margin, as the case may be.

        (d) "REVENUES" during each relevant period means revenues reflected on the consolidated income statement of the Company for that Measuring Period prepared in accordance with GAAP, as adjusted in accordance with the applicable rules of Section 1.3(b) and finally determined pursuant to Section 1.4.

        (e) "PBT MARGIN" for a Measuring Period will equal the percentage equivalent of the quotient determined by dividing the total PBT for such Measuring Period by the total Revenues for such Measuring Period. For this purpose, the PBT Margin for 2003 is determined by dividing the sum of PBT for 2003 by the total Revenues for 2003 and the PBT Margin for 2006 is determined by dividing the sum of PBT for 2004, 2005 and 2006 by the total Revenues for 2004, 2005 and 2006. For purposes of this Agreement, the PBT Margin will be rounded up or down, as the case may be, to the nearest one-tenth of one percent.

        (f) "IP-4 MULTIPLE" means 5.5.

        (g) "IP-5 MULTIPLE" means 5.5.

        (h) "FP MULTIPLE" means 5.5, (i) increased by 0.5 if the average of the 2004, 2005 and 2006 Revenue Growth Rates is at least 20% and by 0.5 if PBT Margin for 2006 is greater than 12% and (ii) decreased by 0.5 if the average of the 2004, 2005 and 2006 Revenue Growth Rates is less than 12% and by 0.5 if PBT Margin for 2006 is less than 8%.

        (i) "O MULTIPLE" means 53.4% (the "BASE O MULTIPLE)"; provided that following the Closing, if the Company has outstanding any voting capital stock ("VOTING STOCK") that was not outstanding effective as of the Closing ("ADDITIONAL VOTING STOCK"), and/or subsequently redeems any such Additional Voting Stock, in each case other than Class A Common Stock (as defined in the Incentive Plan) (which will not be treated as "Additional Voting Stock" hereunder), the O Multiple will be equitably adjusted for the time during the applicable Measuring Period in which the Company had Additional Voting Stock outstanding by multiplying the O Multiple in effect immediately prior to such issuance or redemption by a fraction (the "O MULTIPLE ADJUSTMENT FACTOR"), the numerator of which is the aggregate number of shares of Voting Stock (including Additional Voting Stock) outstanding immediately prior to such issuance or redemption plus the total number of authorized shares of Class A Common Stock (the "CLASS A NUMBER") and the denominator of which is the aggregate number of shares of Voting Stock outstanding immediately following such issuance or redemption plus the Class A Number.

        (j) "CAPBT" is the sum of (A) aggregate PBT for the calendar years 2004, 2005 and 2006 (whether PBT for such years is positive or negative) minus (B) (i) negative

PBT, if any, for the period beginning on the first day of the calendar month in which the Closing Date occurs and ending on and including December 31, 2002 plus
(ii) two times the amount of negative PBT, if any, for calendar year 2003. Notwithstanding any other provision hereof,

            (i) If PBT is negative in 2002, 2003 PBT will be reduced by the amount of such negative PBT for purposes of calculating IP-3 and PBT for 2004; and

            (ii) If PBT is negative in 2003, such negative 2003 PBT will be multiplied by 2 for purposes of calculating IP-4 and IP-5 and 2004 PBT will be reduced by the amount of such negative 2003 PBT multiplied by 2.

        (k) "TRANSACTION" means (i) any merger, consolidation or other form of business acquisition or combination transaction pursuant to which the Company becomes a direct or indirect wholly owned subsidiary of Parent or any of its direct or indirect stockholders (any such transaction, a "MERGER") or (ii) a tender offer in which Parent, any of Parent's direct or indirect stockholders or Purchaser purchases more than 90% of the outstanding voting stock of the Company, so long as in either case, (A) Parent determines that each Company Stock Right has been or will be extinguished in a Merger at a per share price no greater than the positive difference, if any, between the per share price paid to all stockholders of the Company (other than Parent and its Affiliates) in such transaction and the exercise price thereof, and (B) Parent and Purchaser are not prohibited from completing a Merger by any then-applicable law or court order.

        (l) "PURCHASE ACCOUNTING ACCRUALS" means accruals established by Parent or Purchaser in accordance with GAAP in connection with the Transaction or the transactions contemplated hereby.

        (m) "REVENUE GROWTH RATE" for a given year will equal the percentage equivalent of the quotient determined by dividing (A) total Revenues for such year minus total Revenues for the immediately prior year by (B) total Revenues for such immediately prior year. For this purpose, the Revenue Growth Rate for 2004 is determined by subtracting 2003 Revenues from 2004 Revenues and dividing such amount by 2003 Revenues; the Revenue Growth Rate for 2005 is determined by subtracting 2004 Revenues from 2005 Revenues and dividing such amount by 2004 Revenues; and the Revenue Growth Rate for 2006 is determined by subtracting 2005 Revenues from 2006 Revenues and dividing such amount by 2005 Revenues. For purposes of this Agreement, the Average Revenue Growth Rate will be rounded up or down, as the case may be, to the nearest one-tenth of one percent.

        1.4. Accounting Procedures. (a) The parties will use their respective reasonable best efforts to cause Arthur Andersen LLP, another nationally recognized independent accounting firm then retained by Parent as its independent accountants (the "ACCOUNTANTS"), as soon as practicable after the end of each of 2002 through 2006, but in any event not later than April 30th of the following year, to prepare in accordance with this Agreement a report containing an audited consolidated balance sheet of the Company as of the close of business on December 31st of each such fiscal year, and a related audited consolidated statement of income of the Company for the 12 months then ended, in each case together with a statement of the Accountants that states that such report was prepared in accordance with this Agreement and sets forth the PBT, PBT Margin and Revenues for the period under examination and all adjustments required to be made to such audited financial statements in order to make the calculations required under Sections
1.2 and 1.3 (the "ANNUAL DETERMINATION"). All such determinations will be in accordance with the applicable provisions of this Agreement. No adjustment or accrual required by GAAP to any of the items to be calculated pursuant to this
Section 1.4 will be disregarded based on materiality considerations.

        (b) If Purchaser or Seller does not agree that an Annual Determination correctly states the applicable PBT, PBT Margin or Revenues, the disputing party will promptly (but not later than 45 calendar days after the delivery of such Annual Determination) give written notice to the other of its exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If Purchaser and Seller reconcile their differences in writing, the Annual Determination will be adjusted accordingly and will thereupon become binding, final and conclusive on all of the parties hereto. If Purchaser and Seller are unable to reconcile their differences, the items in dispute will be submitted to a mutually acceptable nationally recognized accounting firm (the "INDEPENDENT AUDITORS") in the United States other than the Accountants for final determination and the Annual Determination will be deemed adjusted in accordance with the determination of the Independent Auditors and will become binding, final and conclusive on all of the parties hereto. The Independent Auditors may consider only the items in dispute, may reach a determination on such items only within the range specified by Purchaser and Seller for resolving each item in dispute and will be instructed by Purchaser and Seller to act within 90 calendar days (or such longer period as Purchaser and Seller may agree) to resolve all items in dispute. If Purchaser and Seller do not give notice of any exception within 45 calendar days after the delivery of an Annual Determination or if Purchaser and Seller give written notification of their acceptance of an Annual Determination, such Annual Determination will thereupon become binding, final and conclusive on all the parties hereto.

        (c) In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of them under this Section 1.4, then Purchaser and Seller will select another nationally recognized accounting firm in the United States other than such firm or the Accountants to perform the services to be performed under this Section 1.4 by the Independent Auditors. If Purchaser and Seller fail to select the Independent Auditors as so required or fail to select another accounting firm after it is determined that the Independent Auditors will not perform the services required, or if the Accountants are unable or unwilling to perform the Annual Determination, either of Purchaser or Seller may request the American Arbitration Association in New York, New York (the "AAA") to appoint an independent firm of certified public accountants to perform the services required under this Section 1.4 by the Independent Auditors or, if applicable, the Accountants. Any arbitration herein contemplated will be conducted in

New York City. For purposes of this Section 1.4, the term "INDEPENDENT AUDITORS" includes such other accounting firm chosen in accordance with the foregoing provisions.

        (d) One-half of the fees and expenses of the Independent Auditors and the AAA will be paid by Purchaser and one-half of such fees and expenses will be paid by Seller.

        1.5. Examination of Books and Records. The parties will use their respective reasonable best efforts to make available to all parties during normal business hours upon reasonable advance notice all books and records, including accountants' work papers, relevant to the calculations required under
Section 1.3.

        1.6. Payment of the Purchase Price. Payment of each component of the Purchase Price will be made by Purchaser by wire transfer of immediately available funds in accordance with Section 1.2. Each of the Purchase Price payments set forth in Sections 1.2(b), (c), (d), (e) and (f) will be deemed to include imputed interest, to the extent required by the Internal Revenue Code of 1986, as amended (the "CODE").

                       II. REPRESENTATIONS AND WARRANTIES

        2.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Parent and Purchaser as follows:

        2.1.1 Organization, Execution and Effect of Agreement. (a) Seller is a limited liability company that (A) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, (B) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for such of the foregoing in which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or Seller's performance of its obligations under this Agreement or any Transaction Document to which it is or will be a party (a "SELLER MATERIAL ADVERSE EFFECT"), (C) has the requisite power and authority to execute and deliver this Agreement and the other documents to be delivered at the Closing hereunder (the "TRANSACTION DOCUMENTS") to which Seller is a party and to perform the transactions contemplated hereby and thereby to be performed by it, and (D) has duly taken all necessary action required to be taken under applicable Law for the due authorization of the execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party and the performance by it of the transactions contemplated hereby or thereby. Cinagro has engaged in no business activities other than to facilitate the transactions contemplated hereby, has no liabilities or obligations other than as set forth in, and pursuant to, this Agreement or as set forth in Schedule 2.1.6, and has no assets other than the Company Shares, the Promissory Notes and any proceeds from the exercise of the Cinagro Warrant.

        (b) This Agreement has been, and the Transaction Documents to which Seller is a party will be, duly and validly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by the Majority Member, Purchaser and Parent, and assuming the due execution and delivery of the Transaction Documents by the other parties thereto, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

        (c) Without limiting the generality or effect of any other provision hereof, the Reorganization described in Recital A has been approved by the Boards of Directors of Holdings and Cinagro and the Reorganization described in Recital B has been approved by holders of the requisite number of equity securities of Holdings. As of the Closing Date, the Reorganization has been effected in accordance with the description thereof set forth in Recitals A, B and D, in each case in accordance with the constituent documents of the parties thereto and all applicable legal requirements.

        2.1.2 Ownership. (a) Cinagro has no outstanding shares of capital stock other than 1,738,674 shares of common stock issued to Seller, which as of the Closing will constitute all of the outstanding shares of capital stock of Cinagro. Any Shares so redeemed will be retired and no longer be outstanding. Seller is the true and lawful owner of record, and has the sole voting power and sole dispositive power over, the Cinagro Shares. The delivery of the certificates representing the Cinagro Shares being sold by Seller will transfer to Purchaser good and valid title to the Cinagro Shares, free of any liens, security interests or other encumbrances, claims or voting or other restrictions (collectively, "LIENS") of any kind adverse to Parent or Purchaser. Cinagro is the true and lawful owner of record of, free of any Liens, and has the sole voting power and sole dispositive power over, the Company Shares.

        (b) As of the Closing Date, (x) not more than 8,300,200 Company Stock Rights will be issued and outstanding, (y) the aggregate value of all "in-the-money" Company Stock Rights outstanding as of November 14, 2001 (based on the positive difference between $0.33 per Company Share and the exercise price of each Company Stock Right) is not greater than $276,000, and (z) the Company Shares comprise 51,954,975 shares of Company common stock and constitute
(i) 58.7% of the issued and outstanding shares of capital stock of the Company and (ii) 52.2% of the shares of capital stock of the Company assuming the exercise of all Company Stock Rights issued and outstanding as of November 14, 2001. To the knowledge of Seller after due inquiry of the officers of the Company, since September 6, 2001, there have been no issuances of Company common stock (other than in connection with the exercise of Company Stock Rights set forth on Schedule 2.1.7).

        2.1.3 No Cinagro Options. Except for the Warrant, dated June 14, 2001, in favor of Gary Hromdako to purchase shares of common stock of Cinagro (the "CINAGRO WARRANT"), there are no outstanding subscriptions, options, rights (including phantom stock rights), warrants, calls, commitments, understandings, arrangements, plans or other rights to acquire shares of capital stock of Cinagro.

        2.1.4 No Restrictions. (a) There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision ("GOVERNMENTAL AUTHORITY"), and no legal, administrative or arbitration proceeding pending or, to the Knowledge of Seller, threatened against Seller, Cinagro, Holdings, the Company or any of the Cinagro Shares or the Company Shares, with respect to the execution, delivery and performance of this Agreement or any Transaction Document, the Reorganization or the transactions contemplated hereby or thereby or any other agreement entered into by Seller in connection with the transactions contemplated hereby or thereby.

        (b) Except as set forth on Schedule 2.1.4(b), the execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party and the Reorganization do not and will not, and the performance by Seller of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment, reimbursement or other material benefit, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or the loss of a material benefit or the incurrence of a material liability, or result in the creation or imposition of any Lien upon the Company Shares or the Cinagro Shares, under, (i) any provision of the certificate of incorporation or bylaws or comparable governing documents of Seller, Cinagro or the Company or (ii) to the Knowledge of Seller, any permit or approval ("PERMIT"), if any, issued to Seller, Cinagro, Holdings or the Company under any statute, law, rule, regulation or ordinance (collectively, "LAWS") or any judgment, decree, order, writ, permit or license (collectively, "ORDERS") relating to Seller, Cinagro, Holdings or the Company, except in the case of any of the foregoing in clause
(ii) that relate to the Company that could not reasonably be expected to have a Company Material Adverse Effect; provided that, no representation or warranty is made by Seller in this Section 2.1.4 with respect to the Transaction.

        (c) Except as set forth in Schedule 2.1.4(c), the execution, delivery and performance by Seller of its obligations under this Agreement and the Transaction Documents to which it is a party and the Reorganization do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the violation by Seller, Cinagro or the Company of any Law or Order applicable only to it or any of the Cinagro Shares or the Company Shares or (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require Seller, Cinagro or the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment, reimbursement or other material benefit or result in the termination, cancellation, loss, modification or acceleration of any material benefit or obligation or the incurrence of a material liability, or result in the creation or imposition of any Lien upon the Cinagro Shares or the Company Shares, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession or other instrument, obligation or agreement of any kind (collectively, "CONTRACTS") to which Seller, Cinagro, Holdings or the Company is a party or by which Seller, Cinagro or the Company or any of their respective assets or properties are bound, except in the case of any of the foregoing in clause (i) or (ii) that relate to the Company that could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company's proxy statement filed with the SEC on June 20, 2000, the consummation of the Merger (alone or together with the occurrence of any additional acts or events) will not result in any severance or "parachute" payment or the acceleration of any material benefit payable to any current or former director or officer of the Company, or to the Knowledge of Seller after due inquiry of the officers of the Company, any current or former employee of the Company. For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event, condition or exception that, individually or when taken together with all such changes, effects, events, conditions or exceptions, has had or could reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

        2.1.5 Approvals and Consents. Except for the possible filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") or as set forth on Schedule 2.1.5, no material consent, approval or action of, filing with or notice to any Person, including without limitation any Governmental Authority, is necessary or required under any of the terms, conditions or provisions of any Law or Order or any Contract to which Seller, Cinagro, Holdings or the Company is a party or the Cinagro Shares or the Company Shares are bound that has not already been obtained in connection with the Reorganization, the execution and delivery of this Agreement and any Transaction Documents by Seller, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby or thereby. Giving effect to the Reorganization, the approval of a majority of the management board of Seller is the only action required to be taken by Seller or its equity owners to approve the execution and delivery of this Agreement and any Transaction Documents by Seller, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby or thereby.

        2.1.6 No Contracts or Other Liabilities. Except as set forth in Schedule 2.1.6, none of Seller, Holdings or any director, officer, employee or "affiliate" or any "associates" or members of the "immediate family" (as such terms are defined in the Exchange Act) of any of the foregoing is a party to any Contract with, or has any claim or right against, Cinagro or the Company or any of their respective subsidiaries, other than rights to payment of salary and welfare benefits in the ordinary course of business; provided that no representation or warranty is made in this Section 2.1.6 with respect to the Majority Member. Neither Seller, Holdings nor Cinagro nor any of their respective subsidiaries is a party to any Contract with the Company or any of its subsidiaries in respect of this Agreement or the transactions contemplated hereby.

        2.1.7 Options; Etc. Schedule 2.1.7 sets forth a complete and accurate list as of November 14, 2001 of each issued and outstanding warrant, option, conversion right or other right to acquire shares of capital stock of the Company (the "COMPANY STOCK

RIGHTS"), including the holder of such Company Stock Right, the date of grant, the number of Company Shares issuable upon the exercise of such Company Stock Right, the exercise price thereof and the number of Company Stock Rights vested. Except as set forth in Schedule 2.1.7, as of the Closing Date, there are no outstanding subscriptions, options, rights (including phantom stock rights), warrants, calls, commitments, understandings, arrangements, plans or other Company Stock Rights of any kind to acquire the Company Shares.

        2.1.8 Financial Statements and No Material Adverse Changes. The following financial statements (the "HISTORICAL FINANCIAL STATEMENTS") are contained in the Company Filed SEC Documents or have been provided to Parent prior to the Closing Date: (i) the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2000 and the related audited consolidated statement of income, stockholders' equity and cash flows for the fiscal year then ended, as reported on by PricewaterhouseCoopers LLP, (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income, stockholders' equity and cash flows for the nine months ended September 30, 2001, and (iii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income, stockholders' equity and cash flows for the quarter ended September 30, 2001. The Historical Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Each of the consolidated balance sheets and statements of stockholders' equity included in the Historical Financial Statements fairly presents, in all material respects, the financial condition of the Company and its subsidiaries at the respective date thereof, and reflects all claims against and all debts and liabilities of the Company and its subsidiaries, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP, and the related statements of income and cash flows fairly present, in all material respects, the results of operations and cash flows for the respective periods indicated (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments and the absence of footnotes). Except as described in the Company Filed SEC Documents, as publicly disclosed by the Company prior to the Closing Date or as set forth on Schedule 2.1.8, since September 30, 2001 there has been no change that could reasonably be expected to have or result in a Company Material Adverse Effect.

        2.1.9 Reports. The Company has filed all reports or other filings with the SEC that are required to be filed prior to the Closing Date (all such reports and filings filed prior to the Closing Date, the "COMPANY FILED SEC DOCUMENTS"). As of their respective dates, the Company Filed SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, (the "SECURITIES ACT"), or the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company Filed SEC Documents, and none of the Company Filed SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; the financial statements of the Company included in the Company Filed SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and stockholders' equity of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated statement of earnings and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

        2.1.10 Certain Litigation Matters. To the Knowledge of Seller, after due inquiry of the existing or former officers of the Company listed on Schedule 2.1.10, neither the Majority Member nor any of such officers engaged in the conduct described in Paragraphs 27, 28, 29, 31, 67, 68, 70, 71 and 72 of the Complaint in Soper v. Organic Inc., et al., Civ. No. 01-4778 (S.D.N.Y.).

        2.2. Representations and Warranties of the Majority Member. The Majority Member hereby represents and warrants to Parent and Purchaser as follows:

        2.2.1 Execution and Effect of Document. (a) The Majority Member is an individual who has the full legal right and capacity to execute and deliver this Agreement and the Transaction Documents to which he is a party and to perform the transactions contemplated hereby and thereby by him.

        (b) This Agreement has been, and the Transaction Documents to which the Majority Member is a party will be, duly and validly executed and delivered by the Majority Member and, assuming the due execution and delivery of this Agreement by Seller, Purchaser and Parent, and assuming the due execution and delivery of the Transaction Documents by the other parties thereto, constitute legal, valid and binding obligations of the Majority Member, enforceable against the Majority Member in accordance with their respective terms.

        2.2.2 Ownership of Seller. The Majority Member owns a majority of the voting power and dispositive power over Seller.

        2.2.3 No Restrictions. (a) Except as set forth in Schedule 2.2.3(a), there is no suit, action, claim, investigation or inquiry by any Governmental Authority, and no legal, administrative or arbitration proceeding pending or, to the Knowledge of the Majority Member, threatened against the Majority Member with respect to the execution, delivery and performance of this Agreement or any Transaction Document, the Reorganization or the transactions contemplated hereby or thereby or any other agreement entered into by the Majority Member in connection with the transactions contemplated hereby or thereby.

        (b) The execution, delivery and performance by the Majority Member of his obligations under this Agreement and the Transaction Documents to which he is a party and the consummation of the transactions contemplated hereby and thereby will not (i) result in the violation of any Law or Order applicable to the Majority Member or
(ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Majority Member to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment, reimbursement or other material benefit, or result in the termination, cancellation, loss, modification or acceleration of any material benefit or obligation or the incurrence of a material liability, or result in the creation or imposition of any Lien upon the Company Shares, Seller or the Cinagro Shares, under any of the terms, conditions or provisions of any Contract to which the Majority Member is a party or by which the Majority Member or any of its assets or properties are bound.

        2.2.4 Contracts. Except as described on Schedule 2.2.4 or in any report or other filing made by the Company with the Securities and Exchange Commission (the "SEC") prior to the Closing Date, the Majority Member is not party to any Contract with, or has any claim or right against Cinagro or the Company or any of their respective subsidiaries, other than rights to payment of salary and welfare benefits from the Company in the ordinary course of business.

        2.3. Representations and Warranties of Purchaser and Parent. Each of Purchaser and Parent hereby represents and warrants to Seller and the Majority Member as follows:

        2.3.1 Organization, Authorization and Effect of Agreement. (a) Each of Parent and Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for such of the foregoing in which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or Parent's or Purchaser's performance of their respective obligations under this Agreement or any Transaction Document to which it is or will be a party (a "PARENT MATERIAL ADVERSE EFFECT").

        (b) Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated hereby and thereby to be performed by it. All necessary action required to be taken under applicable Laws has been duly taken for the due authorization of the execution and delivery by Parent and Purchaser of this Agreement and the Transaction Documents to which each of them is a party and the performance by Parent and Purchaser of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Transaction Documents to which the Parent or Purchaser is a party will be, duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due execution and delivery of this Agreement by each of Seller and the Majority Member, and the due execution and delivery of the Transaction Documents by the other parties thereto, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms.

        2.3.2 No Restrictions. The execution and delivery of this Agreement and the Transaction Documents by each of Parent and Purchaser does not, and the performance by Parent and Purchaser of the transactions contemplated hereby or thereby to be performed by each of them will not, conflict with or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit or incurrence of a material liability under, any provision of any operating agreement, certificate of incorporation or bylaws or comparable governing documents of Parent and Purchaser, or any Contract or Permit applicable to Parent or Purchaser.

        2.3.3 Approvals and Consents. Except for the possible filing of a pre-merger notification report by Purchaser under the HSR Act and filings that may be required under the Exchange Act, no consent, approval or action of, filing with or notice to any Person, including without limitation any Governmental Authority, is necessary or required under any of the terms, conditions or provisions of any Law or Order or any Contract to which Parent or Purchaser is a party for the execution and delivery of this Agreement and any Transaction Documents by Parent or Purchaser, the performance by Parent or Purchaser of its obligations hereunder or thereunder or the consummation by Parent or Purchaser of the transactions contemplated hereby and thereby, except, in the case of Contracts to which Purchaser or Parent is a party, for such consents or approvals that, if not obtained, could not reasonably be expected to have a Parent Material Adverse Effect.

        2.3.4 Ownership of Company Shares; Parent SEC Filings. As of the Closing Date, Parent is the beneficial owner of 19,648,101 shares of common stock of the Company. The Schedule 13D filed by Parent with the SEC on May 14, 2001, as amended on August 6, 2001, was true and correct in all material respects when filed; provided, however, that neither Parent nor Purchaser makes any representation or warranty as to the number of outstanding shares of common stock of the Company or the number of shares of common stock of the Company issuable upon exercise of Company Stock Rights or any percentage derived therefrom.

        2.3.5 Status of Parent. (a) Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

        (b) Without limiting the scope or effect of any of the representations and warranties set forth in Sections 2.1 or 2.2, Purchaser, by reason of its business and financial experience, has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (i) evaluating the merits and risks of an investment in the Cinagro Shares and making an informed investment decision,
(ii) protecting its own interest, and (iii) bearing the economic risk of such investment for an indefinite period of time.

        2.3.6 Investment Intent; Certain Restrictions. (a) Purchaser is acquiring the Cinagro Shares for investment and not with the view to, or any intention of, a resale or distribution of the Cinagro Shares, in whole or in part, or the grant of any participation therein in violation of federal or state securities laws. Purchaser understands that neither the Cinagro Shares nor the Company Shares have been registered under the Securities Act or state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and applicable state securities laws that depend upon, among other things, the bona fide nature of Purchaser's investment intent and the accuracy of Purchaser's representations as set forth in Section 2.3.5. Purchaser further understands that Seller will have no obligation to register the Cinagro Shares or the Company Shares under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Purchaser hereby acknowledges that, because of the restrictions on transfer and assignment of the Cinagro Shares and the Company Shares, Purchaser may have to bear the economic risk of the investment in the Cinagro Shares and the Company Shares for an indefinite period of time.

        (b) Purchaser understands that there is no established trading market for the Cinagro Shares, and that no public market for the Cinagro Shares may develop in the future. Purchaser understands that the Cinagro Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration requirement is available.

        (c) Purchaser will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of the Cinagro Shares and the Company Shares. In furtherance of the foregoing, and in addition to the other restrictions contained in this Section 2.3, Purchaser will not offer to sell, exchange, transfer, pledge or otherwise dispose of any of the Cinagro Shares or the Company Shares, except pursuant to a valid registration statement under the Securities Act or a valid exemption therefrom.

        2.3.7 Restrictive Legend. All certificates representing the Cinagro Shares deliverable to Purchaser pursuant to this Agreement, and any certificates subsequently issued with respect thereto or in substitution therefor, will bear the following legend:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION APPLIES."

        2.3.8 Restricted Securities. Purchaser understands that the Cinagro Shares and the Company Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Seller, directly or indirectly, in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed hereby and by the Securities Act.

                                 III. COVENANTS

        3.1. Press Releases. The parties will endeavor to consult with each other in good faith, to the extent reasonably practicable, with respect to any press release or similar public announcement with respect to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of the Nasdaq or any national stock exchange applicable to it or its Affiliates.

        3.2. Regulatory Filings. (a) The parties will cooperate to determine if a filing under the HSR Act is required in connection with the transactions contemplated by this Agreement and, if required, will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice all filings and any supplemental information that may be requested pursuant to the HSR Act; provided that, at the election of Parent and subject to the consent of Seller (which consent will not be unreasonably withheld or delayed), Parent, Purchaser and Seller may defer the filing of any pre-merger notification report under the HSR Act until promptly after the execution by Parent and the Company of a definitive agreement in respect of the Transaction contemplated by the Public Letter (as defined in Section 3.11). If applicable to the consummation of the transactions contemplated by this Agreement, Purchaser and Parent will each make such filings and use their respective reasonable best efforts to obtain all Permits required by Law. Each of Seller and the Majority Member will, and will cause the Company to, make such filings and use its reasonable best efforts to obtain the governmental approvals referred to in Section 2.1.5. Purchaser and Parent will each make such filings and use their respective reasonable best efforts to obtain the governmental approvals referred to in Section 2.3.3. All filings referred to in this Section 3.2(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

        (b) Without limiting the generality or effect of Section 3.2(a), each of the parties will (i) use their respective reasonable best efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, if applicable,
(ii) not (A) extend any waiting period under the HSR Act, if applicable, or (B) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or any Transaction Document, except with the prior consent of Seller, in the case of Parent and Purchaser, or Parent, in the case of Seller or the Majority Member, and (iii) cooperate with each other and use their respective reasonable best efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, in no event will Parent or Purchaser or any of their Affiliates be required to divest, hold separate or otherwise limit, or enter into any agreement to divest, hold separate or otherwise limit, any of their respective assets or businesses or any portion of the business of the Company.

        3.3. Injunctions. Without limiting the generality or effect of any provision of Section 3.2 or Article IV, if any Governmental Authority having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing that prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable best efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

        3.4. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article IV, but subject to Section 3.2(b), prior to the Closing, each of the parties hereto will use his or its reasonable best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

        3.5. Certain Covenants. Until the second anniversary of the Closing, without further action, the Majority Member and Seller will comply with the non-solicitation, confidentiality and other covenants or obligations contained in Section 10 of the Incentive Plan as if they were Grantees thereunder.

        3.6. Appointment of Seller's Representative. (a) Seller hereby designates, appoints and authorizes any two members of Seller's management board ("SELLER'S REPRESENTATIVE") to serve as Seller's exclusive representative and attorney-in-fact to make any and all decisions, grant or withhold any and all consents and waivers, give or accept any and all instructions and notices, and take any and all other actions as are contemplated to be taken by or on behalf of Seller by the terms of this Agreement or any Transaction Document.

        (b) Any decision or act of Seller's Representative will constitute a decision or act of Seller, and will be final, binding and conclusive upon Seller. Parent and Purchaser may conclusively rely upon any decision or act of Seller's Representative as being the decision or act of Seller and Seller will not have the right to object, dissent, protest or otherwise contest the same.

        3.7. Restricted Activities. (a) If the Closing occurs, until the earlier of the expiration of the Measuring Period and payment to Seller of the entire amounts payable under Section 1.2 (the "COVENANT PERIOD"), except (1) as expressly contemplated by this Agreement, (2) for transactions in which the Company or its successors become a wholly owned subsidiary (disregarding the Class A Common Stock (as defined in the Incentive Plan) for this purpose) of another Person in a transaction pursuant to which the Person assumes the covenants in this Section 3.7, (3) as approved by Seller in writing, (4) for such of the following as do not reduce Revenues, Margin or PBT in or for any Measuring Period (the parties acknowledging that Parent will have the burden of proof as to any such matter by clear and convincing evidence), and (5) as provided in Section 3.7(b), none of Parent, Purchaser or any of their respective Affiliates (collectively, "PURCHASER ENTITIES") will, and each of them will cause any entity that becomes an assignee of the Cinagro Shares or the Company Shares as permitted hereby not to, cause the Company to take any of the following actions if doing so would constitute a breach of the fiduciary duty of loyalty by Purchaser or Parent under Delaware law, or result in or involve any director of the Company breaching such duty, assuming for this purpose that Seller continued to be a stockholder of the Company at the time in question:

            (i) except (A) for transactions covered by Purchase Accounting Accruals or restructuring reserves contemplated by Section 1.3(b)(xii),
        (B) in connection with the closure, consolidation or relocation of one or more offices of the Company, (C) for sales or other dispositions involving a gross sales price valued in accordance with GAAP at under $5.0 million, or (D) as a result of or following the consummation of reorganization or bankruptcy proceedings, voluntarily sell or otherwise dispose of any material portion of the assets of the Company through a transaction or series of related transactions outside the normal course of business;

            (ii) enter into any line of business that is not in the good faith business judgment of a majority of the Company's Board of Directors reasonably related to the business then being conducted by the Company and its subsidiaries;

            (iii) acquire the stock, assets or business of another Person in which any Purchaser Entity has a Substantial Equity Interest (other than Cinagro);

            (iv) change its name;

            (v) change any accounting policy, other than to the extent required by law, rule, regulation or GAAP, if the effect thereof reduces Revenues, Margin or PBT in or for any Measuring Period;

            (vi) amend its certificate of incorporation, bylaws or other comparable organizational documents if the effect thereof reduces Revenues, Margin or PBT in or for any Measuring Period;

            (vii) except for any transaction on arm's length terms (as determined by a majority of the Company's Board of Directors in good faith) or which Purchaser believes in good faith at the time thereof is not reasonably likely to have an adverse effect on PBT, engage in any material transaction with a Purchaser Entity; or

            (viii) effect any transaction (or series of transactions) that would result in a Change in Control other than a Transaction.

For purposes of this Agreement, a (1) "CHANGE OF CONTROL" means (A) any consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger or stock representing a majority of the voting power of a corporation that wholly owns, directly or indirectly, the surviving corporation of such consolidation or merger or (B) the sale, transfer or assignment of securities of the Company representing a majority of the voting power of all the Company's outstanding voting securities by the holders thereof to an acquiring party other than any transaction in (A) or (B) in which one or more of the beneficial owners of stock of Parent (or a subsidiary of such owner) are the acquiring or purchasing party in a single transaction or series of related transactions and (2) "SUBSTANTIAL EQUITY INTEREST" means beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the equity, measured by either voting stock or aggregate equity interest, of a corporation or other legal entity.

        (b) Notwithstanding the foregoing, the Company may complete any transaction or take any action of a type otherwise prohibited by Section 3.7(a) if Parent provides Seller written notice thereof not less than ten business days prior to completing the transaction or taking the action and, in such written notice, offers to pay Seller Fair Value within five business days after the determination thereof as hereafter provided (a "FAIR VALUE OFFER" and such transaction, a "FAIR VALUE TRANSACTION"). Seller may, within five business days after receiving a Fair Value Offer from Parent, either (i) accept the Fair Value Offer, in which case Fair Value will be determined in accordance with this
Section 3.7(b), or (ii) reject the Fair Value Offer, in which case Section 1.2 will remain in effect; provided, however, that if the Seller rejects the Fair Value Offer and a transaction or action otherwise prohibited by Section 3.7(a) is closed or completed by the Company, (A) if the transaction involves a merger, consolidation or other business acquisition or combination transaction in which Company Shares or Cinagro common stock is converted into common stock or voting preferred stock of another person and the Company merges or consolidates with or becomes a subsidiary of another entity, then (1) the O Multiple will, without any further action, automatically be adjusted to the product of the O Multiple immediately prior to such transaction and a fraction, the numerator of which is the number of common shares (on an as-converted basis) of the acquiring, surviving or resulting entity (such entity, the "ACQUIRING PERSON" and such shares, the "ACQUIRING PERSON SHARES") received in the transaction by all holders of Company Shares or Cinagro common shares (as applicable) and the denominator of which is the total number of Acquiring Person Shares (on an as-converted basis) outstanding immediately after the transaction and (2) "PBT," "Revenues" and "Net Income" from and after the closing of such transaction will be calculated for all purposes of this Agreement on the basis of the consolidated PBT, Revenues and Net Income of the surviving, resulting or combined entity in such transaction and (B) as to any other transaction, the definitions of "O Multiple," "PBT," "Revenues" and "Net Income" will be amended in such manner as agreed to by Parent and Seller or, absent such agreement, as Parent shall determine in good faith based on the effect such transaction would have thereon so as not to result in any material change in the amount payable pursuant to Section 1.2 giving effect to such transaction. Parent will inform Seller in writing (a "CHANGE NOTICE") of any changes referred to in clause (B) of the immediate preceding sentence within 30 calendar days after the closing of such transaction. Seller will promptly (and in any event within 30 calendar days following delivery of a Change Notice) give written notice to Parent of any objection to the Change Notice. If Parent and Seller reconcile their differences in writing or Seller fails to give Parent written notice of its objections to the Change Notice within such 30-day period, this Agreement will be amended accordingly without any further action and will thereupon become binding, final and conclusive on all of the parties hereto. If Parent and Seller are unable to reconcile their differences in writing within 30 calendar days after delivery to Parent of Seller's objection to the Change Notice (the "FIRST NEGOTIATION PERIOD"), the Fair Value Transaction may nonetheless be completed, in which event Parent and Seller will determine Fair Value as provided in the definition thereof as promptly as practicable after expiration of the First Negotiation Period (the "SECOND NEGOTIATION PERIOD") and, if Parent and Seller are unable to reach agreement on the determination of Fair Value during the Second Negotiation Period, the dispute between Seller and Parent relating to Fair Value will be determined in accordance with the dispute resolution procedures set forth below in this Section 3.7(b). For purposes of this Agreement, "FAIR VALUE" means the difference, if positive, between (x) the "fair value" (using such valuation techniques that are appropriate for valuing the Company as a "going concern" and assuming that Section 262(h) of the General Corporation Law of the State of Delaware applies and Seller is entitled to exercise appraisal rights in respect of the Relevant Shares in connection with the transaction or action at issue) that would be payable in respect of a number of common shares of the Company equal to the product of the O Multiple immediately prior to the completion of the transaction times the number of all such outstanding shares at such time (the "RELEVANT SHARES"), as jointly determined by agreement of Parent and Seller and determined at the time of a Fair Value Offer less (y) the sum of (1) all amounts previously paid to Seller under Article I hereof and (2) all dividends or distributions of cash or other property paid in respect of the Relevant Shares, or, absent such agreement, such amount calculated by either Parent or Seller in good faith and submitted in writing to the other prior to the expiration of the Second Negotiation Period. For all purposes of this Agreement, "FAIR VALUE" will be calculated exclusive of any element of value arising from the transaction or action at issue. If Parent and Seller are unable to reach agreement as to Fair Value during the Second Negotiation Period, Fair Value will be determined by an investment banking firm or group of national reputation jointly selected by Parent and Seller (or, if they cannot agree upon such financial advisor within ten calendar days after expiration of the Second Negotiation Period, as selected by lot by the Chairman of the Board of the Company from a group including three such firms or groups submitted by each of Parent and Seller together with a certification that the submitting Person has not paid over $100,000 in fees or other compensation to any such firm within the preceding 24 months) (the "FINANCIAL ADVISOR"). In making the determination herein contemplated, the Financial Advisor may consider only the items in dispute, may only select the estimate submitted to either Parent or Seller by the other and will be instructed by Parent and Seller to act within 90 calendar days (or such longer period as Parent and

Seller may agree) to resolve all items in dispute. Any determination herein contemplated to be made by the Financial Advisor will be conclusive and binding on the parties hereto. One-half of the fees and expenses of the Financial Advisor will be paid by Parent and one-half of such fees and expenses will be paid by Seller. The parties will use their respective reasonable best efforts to make available to all parties during normal business hours upon reasonable advance notice all books and records, including accountants' work papers, relevant to the calculations contemplated by this Section 3.7(b). Payment of Fair Value as determined herein will be made, without interest, by wire transfer of immediately available funds in accordance with Section 1.2 within five business days of the determination thereof as provided herein, whereupon Purchaser and Parent will have no further rights or obligations under Section
1.2 or this Section 3.7.

        (c) During the Covenant Period, Purchaser and Parent will, and each of them will cause Cinagro and any other entity that becomes an assignee of the Company Shares as permitted hereby to, vote their shares of common stock (and cause their Affiliates to vote their shares of common stock) of the Company in favor of the election to the Board of Directors of the Company of a designee of Seller; provided, however, that unless such designee is the Majority Member, this covenant will not apply to any designee as to whom Parent objects in good faith (whereupon Seller may submit an alternative designee until Parent does not so object) or to any designee who has a direct or indirect economic interest in any Person whose primary business is competitive with any business of the Company.

        (d) Notwithstanding any other provisions hereof or of any otherwise applicable legal or equitable doctrine or principle, (1) the sole remedy of Seller for a breach of this Section 3.7 will be a suit for money damages, Seller hereby expressly acknowledging and agreeing that injunctive or other equitable remedies may not be sought or awarded, and (2) the calculations required by
Article I of this Agreement will not be affected by any breach or alleged breach of this Section 3.7.

        3.8. Operation of the Business. Subject to applicable fiduciary duties of the parties, if any, except (a) for matters publicly disclosed by the Company on or prior to September 18, 2001, (b) as expressly contemplated by this Agreement, or (c) as otherwise consented to by Parent (on behalf of itself and Purchaser) in writing, prior to the Closing, neither Seller nor the Majority Member will vote in favor of or take any affirmative action that would result in the Company or its subsidiaries:

            (i) not keeping their respective businesses intact;

            (ii) taking or permitting to be taken or doing or suffering to be done anything other than in the ordinary course of their respective businesses as presently conducted;

            (iii) not carrying on their respective businesses in compliance with all applicable Laws;

            (iv) not keeping intact their respective business organizations;

            (v) not preserving and maintaining the goodwill associated with their respective businesses or their relationships with their respective officers, employees, clients, suppliers, licensors and others with whom they have a material relationship;

            (vi) issuing any of its equity securities or options or other rights in respect of or measured by its equity securities to officers, directors or employees of the Company, other than pursuant to Company Stock Rights outstanding on September 18, 2001; or

            (vii) making any payment or being obligated to make any payment or have any future liability in respect of Company Stock Rights after the consummation of a Merger, other than the obligation to pay the positive difference, if any, between the per share price paid to all stockholders of the Company (other than Parent and its Affiliates) in the Merger and the exercise price thereof.

Nothing in this Section 3.8 will restrict the Company from taking any action specified in clauses (i) through (vii) of this Section 3.8.

        3.9. Equity Incentive Plan. (a) Prior to the Transaction Closing, each of Parent and Purchaser will, and each of them will cause Cinagro and any other entity that becomes an assignee of the Company Shares as permitted hereby, to vote shares of common stock (and cause their Affiliates to vote their shares of common stock) of the Company owned by any of them in favor of adopting the equity incentive plan attached hereto as Exhibit A (together with the stock award agreements thereunder, each with such changes thereto as Parent and Seller may approve, the "INCENTIVE PLAN") if approved by the Board of Directors of the Company and submitted to a vote of the stockholders of the Company. After the Transaction Closing, if not previously adopted, each of Parent and Purchaser will, and each of them will cause Cinagro and any other entity that becomes an assignee of the Company Shares as permitted hereby to, cause the Company to duly adopt the Incentive Plan.

        (b) Attached as Annex B to the Incentive Plan is a list of initial stock awards (expressed as a percentage ownership interest in the Company) presently expected to be granted under the Incentive Plan. The grant of stock awards under the Incentive Plan will, in each case, be subject to the terms and conditions set forth in the Incentive Plan and any required stockholder approvals.

        3.10. No Other Representations or Warranties. (a) Each of Parent and Purchaser acknowledges and agrees that, except for the representations and warranties (including the Schedules with respect thereto) made by Seller and expressly set forth in Section 2.1 of this Agreement, neither Seller nor any representative of Seller has made and will not be construed as having made to Parent or Purchaser or to any of their respective representatives, and none of Parent, Purchaser or any of their respective representatives have relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any express representation and warranty made by Seller in Section 2.1 hereof, each of Parent and Purchaser agrees that neither Seller nor any representative of Seller makes or has made any representation or warranty to the Parent or Purchaser or to any of their respective representatives with respect to any estimates, projections and other forecasts relating to the Cinagro Shares or the Company Shares, and plan and budget information with respect thereto or, except to the extent and as expressly covered by a representation and warranty of Seller contained in Section 2.1 hereof, with respect to any other statements, documents or other information heretofore or hereafter delivered to or made available to Parent or Purchaser or to any of their respective representatives and that neither Parent nor Purchaser will assert any claim against Seller or any of its directors, officers, employees, agents, stockholders, or representatives, or hold Seller or any such persons liable with respect thereto.

        (b) Each of Parent and Purchaser acknowledges and agrees that, except for the representations and warranties (including the Schedules with respect thereto) made by the Majority Member and expressly set forth in Section 2.2 of this Agreement, neither the Majority Member nor any of his representatives has made and will not be construed as having made to Parent or Purchaser or to any of their respective representatives, and none of Parent, Purchaser or any of their respective representatives have relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any express representation and warranty made by the Majority Member in Section 2.2 hereof, each of Parent and Purchaser agrees that neither the Majority Member nor any of his representatives makes or has made any representation or warranty to the Parent or Purchaser or to any of their respective representatives with respect to any estimates, projections and other forecasts relating to the Company Shares, and plan and budget information with respect thereto or, except to the extent and as expressly covered by a representation and warranty of the Majority Member contained in Section 2.2 hereof, with respect to any other statements, documents or other information heretofore or hereafter delivered to or made available to Parent or Purchaser or to any of their respective representatives and that neither Parent nor Purchaser will assert any claim against the Majority Member or any of his agents or representatives, or hold the Majority Member or any such persons liable with respect thereto.

        3.11. Possible Transaction with the Company. On September 18, 2001, Parent submitted a proposal to the Company to acquire the Company Shares not owned or under contract to purchase by Purchaser (the "PUBLIC LETTER"). As of the Closing Date, Parent has not modified or withdrawn the Public Letter; provided, however, that any subsequent modification or withdrawal of the Public Letter or the failure of Parent to pursue or consummate the Transaction contemplated by the Public Letter or any similar Transaction will not be deemed a breach of this Agreement. If Parent or Purchaser acquires at least 90% of the outstanding voting stock of the Company in a Transaction, Parent will endeavor in good faith to effect or to cause Purchaser to effect a Merger within 45 days after the closing of such acquisition.

        3.12. Maintenance of Existence and Cash. (a) Until all of the payments to be made to Seller pursuant to Section 1.2 have been finally determined and paid, Seller will maintain its existence as a Delaware limited liability company and, except as set forth in Section 3.12(b), will not liquidate, dissolve or distribute all or substantially all of its assets.

        (b) Notwithstanding any other provision hereof, until the later of (i) April 1, 2003 and (ii) the payment of all liabilities and obligations of Seller under Section 5.3(a) for claims asserted hereunder on or prior to April 1, 2003, Seller will not (A) distribute any cash or other assets to any of its equity holders, (B) lend any cash or other assets to any Person, or (C) purchase or redeem any of its capital stock unless in any such case it obtains a written undertaking in form and substance reasonably satisfactory to Parent and duly executed by such equity holder or Person wherein such equity holder or Person agrees, for the direct benefit of Parent and Purchase, to severally guarantee Seller's performance of its obligations under Section 5.3 in substantially the form of Schedule 3.12(b); provided, however, that this Section 3.12 will not apply with respect to the distribution by Seller of IP-1 (x) to its equity holders directly or as part of a purchase or redemption of equity or similar transaction or (y) in respect of fees and expenses payable by Seller.

        3.13. Actions in Respect of Pledged Securities. Seller will take such action in respect of the shares of Holdings (and any Units issued in respect thereof) that are held beneficially or of record by Michael Hudes and pledged to Omnicom Finance Inc. ("OFI", and such securities, the "PLEDGED SECURITIES") as OFI may request in exercising all rights of ownership in respect of the Pledged Securities, including without limitation (i) delivering all dividends, distributions or other payments in respect of any purchase, exchange, redemption or other acquisition or retirement of any of the Pledged Securities and (ii) registering the Pledged Securities in the name of OFI; provided that OFI indemnifies Seller for any Indemnifiable Loss in respect of any action requested to be taken by Seller pursuant to this Section 3.13 (it being understood and agreed that the parties will follow the procedures set forth in Section 5.5 of this Agreement in respect of any claim by Seller for indemnity pursuant to this
Section 3.13).

        3.14. Disclosure Schedules. Seller has supplemented or amended the Schedules referred to in Section 2.1 with respect to any matter arising between September 18, 2001 and the Closing Date about which Seller has Knowledge which, if existing or occurring at or prior to September 18, 2001, would have been required to be set forth or described in such Schedules.

                                 IV. THE CLOSING

        4.1. Conditions Precedent to Obligations of Purchaser, Parent, Seller and the Majority Member. The obligations of each of Purchaser, Parent, Seller and the Majority Member under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following conditions:

        4.1.1 Restraining Action. There shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing; and

        4.1.2 HSR. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

        4.2. Additional Conditions Precedent to Obligations of Purchaser and Parent. The obligations of Purchaser and Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Parent:

        4.2.1 No Material Misrepresentation or Breach. (a) There shall have been no material breach by Seller or the Majority Member in the performance of any of the covenants herein to be performed by it or him in whole or in part prior to the Closing, (b) the representations and warranties of Seller or the Majority Member contained in this Agreement (i) that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects and (ii) that are so qualified by materiality or material adverse effect shall be true and correct, in each case on the Closing Date, except in each case for representations or warranties made as of a specified date, which shall be so true and correct as of the specified date, and (c) Seller and the Majority Member shall have delivered to Purchaser and Parent a certificate certifying each of the foregoing, dated as of the Closing Date and signed by each of Seller and the Majority Member, as the case may be;

        4.2.2 Surrender and Issuance of Certificates. Seller shall have delivered to Purchaser certificates representing the Cinagro Shares, together with such other documents and instruments, if any, as may be necessary to permit Purchaser to acquire the Cinagro Shares, free and clear of any and all Liens;

        4.2.3 Litigation. No action, suit or proceeding shall be pending against Parent, Purchaser, Seller, Cinagro, Holdings, the Majority Member or the Company or any of their respective Affiliates by or before any Governmental Authority which Parent determines after consultation with counsel presents a substantive risk of personal liability or expense to Parent, Purchaser, Cinagro or the Company based upon this Agreement or the transactions contemplated hereby;

        4.2.4 Promissory Notes. The Promissory Notes shall have been dividended by Cinagro to Seller or sold to Seller in redemption of a portion of the Cinagro Shares, in each case pursuant to documentation reasonably satisfactory to Purchaser;

        4.2.5 Cinagro Warrant. Seller shall have satisfied all of its obligations, if any, in respect of the Cinagro Warrant pursuant to the letter agreement attached hereto as Schedule 4.2.5 and the Cinagro Warrant shall have expired in accordance with its terms, without further action, as of the Closing;

        4.2.6 Legal Opinion. Morrison & Foerster LLP, counsel to Seller, shall have delivered to Parent and Purchaser a legal opinion in substantially the form of Schedule 4.2.6;

        4.2.7 Stock Rights, Etc. After June 30, 2001, the Company shall not have
(x) issued any equity securities (other than upon exercise or settlement of Company Stock Rights listed on Schedule 2.1.7) or (y) granted, sold or otherwise issued any Company Stock Rights (other than as listed on Schedule 2.1.7);

        4.2.8 Lease Amendment. The "Closing" under the lease amendment attached as Schedule 4.2.8 shall have occurred and such amendment shall be in effect, in each case without any change in such amendment or waiver of any term thereof by the Company;

        4.2.9 No Defaults. No event shall have occurred which, with or without notice or lapse of time or both, constitutes a default or event of default under any Material Contract. For purposes of this Agreement, the term "MATERIAL CONTRACT" means any (i) Contract to which the Company or any of its Subsidiaries is a party that has been, or is required to be, filed by the Company with the SEC, (ii) material real estate or material equipment lease to which the Company or any of its Subsidiaries is a party, (iii) Contract evidencing debt for borrowed money of the Company or any of its Subsidiaries, or any such obligation of any other Person for which the Company or any of its Subsidiaries has guaranteed or may otherwise be held liable (other than, in any such case, any such Contract, as in effect on the Closing Date, with Omnicom Group Inc. or any of its Affiliates), or (iv) Contract the consequences of a breach of which has had or is reasonably likely to have a Company Material Adverse Effect (Notwithstanding the foregoing, any default under the Company's Boston real estate lease arising out of withholding of rent for December 2001 or any subsequent period will not be deemed to be a "Material Default" hereunder or to cause or result in a "Company Material Adverse Effect" so long as it results from a strategy to renegotiate that lease which the Company's management is pursuing in good faith);

        4.2.10 No MAE. No event shall have occurred or be threatened to have occurred, including without limitation any development relating to a material client, which Parent determines in good faith has had or is reasonably likely to have a Company Material Adverse Effect; and

        4.2.11 Consents. All consents, approvals and waivers required to be obtained, and all notices required to be given, in each case under any of the Contracts specified in items 2 through 12 of Schedule 2.1.4(c) shall have been received or given, respectively.

        4.3. Additional Conditions Precedent to Obligations of Seller and the Majority Member. The obligations of Seller and the Majority Member under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived by Seller at its option:

        4.3.1 No Material Misrepresentation or Breach. (a) There shall have been no material breach by either Purchaser or Parent in the performance of any of the covenants herein to be performed by either of them in whole or in part prior to the Closing, (b) the representations and warranties of Parent and Purchaser contained in this Agreement (i) that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects and
(ii) that are so qualified by materiality or material adverse effect (if any) shall be true and correct, in each case on the Closing Date, except in each case for representations or warranties made as of a specified date, which shall be so true and correct as of the specified date, and (c) an officer of each of Purchaser and Parent shall have delivered to Seller and the Majority Member a certificate certifying each of the foregoing, dated as of the Closing Date and signed by one of its officers;

        4.3.2 Closing Payment. Purchaser shall have delivered to Seller IP-1 in the manner specified in Section 1.6; and

        4.3.3 Litigation. No action, suit or proceeding shall be pending against the Majority Member, Seller, Cinagro or Holdings by or before any Governmental Authority on behalf of any third party (other than any current or former equity owner of Seller or Holdings) which Seller determines after consultation with counsel presents a substantive risk of personal liability or expense to Seller, the Majority Member of Holdings based upon this Agreement or the transactions contemplated hereby and as to which Parent has not, after initiation of such action, suit or proceeding, expressly undertaken in writing fully to indemnify Seller and the Majority Member and their respective Affiliates for all Indemnifiable Losses resulting therefrom (excluding, however, Indemnifiable Losses to the extent resulting from the Reorganization or from any Knowing violation of Law or gross negligence of any such Person).

        4.4. The Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the purchase of the Cinagro Shares (the "CLOSING") will take place on December 3, 2001 (the "CLOSING DATE"). The Closing will take place at 10:00 a.m., Eastern time, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, NY 10022, or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto.

        4.5. Termination. (a) (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

            (i) By the mutual written consent of Parent and Seller;

            (ii) By either Parent or Seller, if the Closing shall not have occurred on or before February 28, 2002 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 4.5(a)(ii) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

            (iii) By either Parent or Seller if at any time after December 31, 2001 the Public Letter shall have been withdrawn by Parent and Parent shall not have made another proposal in good faith to acquire all of the Company's common stock in a Transaction;

            (iv) By either Parent or Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

            (v) By Parent if Seller or the Majority Member shall have (i) failed to perform any obligation or to comply with any agreement or covenant of Seller or the Majority Member under this Agreement or (ii) breached any of its representations or warranties, in each case such that the condition in Section 4.2.1 would not be satisfied, which failure has not been cured within ten calendar days of written notice from Parent; or

            (vi) By Seller if Parent or Purchaser shall have (i) failed to perform any obligation or comply with any agreement or covenant of Parent or Purchaser under this Agreement or (ii) breached any of its representations or warranties, in each case such that the condition in
        Section 4.3.1 would not be satisfied, which failure has not been cured within ten calendar days of written notice from Seller.

        (b) In the event of the termination of this Agreement under this Section 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except by reason of a prior breach of any representation, warranty or covenant contained in this Agreement.

                         V. SURVIVAL AND INDEMNIFICATION

        5.1. Survival of Representations, Warranties and Covenants. (a) Except for any Knowing breach of representations or warranties (a "KNOWING BREACH") (as to which the limitations of survivability in this Section 5.1 will not apply), each of the representations and warranties contained in Article II, other than the representations and warranties contained in Sections 2.1.1, 2.1.2, 2.1.3, 2.2.1, 2.2.2, 2.3.1, 2.3.4, 2.3.5, 2.3.6, 2.3.7 and 2.3.8 (collectively the
"SURVIVING REPS"), will terminate immediately after the Closing. The Surviving Reps and liability for any Knowing Breach will survive the Closing and remain in full force and effect for the period of the applicable statute of limitations. Any claim for indemnification with respect to any of such matters that is not asserted by a written notice given as herein provided specifically identifying the particular breach underlying such claim and the facts and Indemnifiable Loss relating thereto within such specified period of survival (where applicable) may not be pursued and is hereby irrevocably waived.

        (b) All covenants contained in this Agreement will survive the Closing and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control).

        5.2. Definitions; Limitations on Liability. (a) For purposes of this Agreement, (i) "INDEMNITY PAYMENT" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "INDEMNITEE" means any Seller Indemnified Party or Purchaser Indemnified Party, (iii) "INDEMNIFYING PARTY" means any Person required to provide indemnification under this Agreement, (iv) "INDEMNIFIABLE LOSSES" means any and all claims, demands, actions, suits or proceedings (by any Person, including without limitation any Governmental Authority), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith, losses, liabilities, damages, costs and expenses (other than indirect and punitive damages and other than consequential damages to the extent relating to decreases in value of the business of the Company and lost profits), and (v) "THIRD PARTY CLAIM" means any claim, demand, action, suit or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

        (b) Notwithstanding any other provision hereof, no claim or claims for indemnification pursuant to Section 5.3(a)(vi) may be asserted against Seller unless the amount of the Indemnifiable Losses for which Seller (determined on a combined basis) would otherwise be required to indemnify a Purchaser Indemnified Party exceeds $250,000 in the aggregate.

        (c) Notwithstanding any other provision of this Agreement, if the Closing occurs, (i) the aggregate indemnification obligations of Seller under
Section 5.3(a)(i) and Section 5.3(a)(vi) and the Majority Member under Section 5.3(b)(i) will not exceed 100% of the aggregate Purchase Price paid or payable at any time (the "MAXIMUM INDEMNITY AMOUNT"), and (ii) the aggregate indemnification obligations of any equity holder of Seller will not exceed the lesser of (x) the aggregate amount paid or payable at any time to, or for the benefit of, such equity holder by or on behalf of Seller in respect of the Purchase Price and (y) the product of the aggregate Indemnifiable Losses for which Seller is required to indemnify a Purchaser Indemnified Party under
Section 5.3(a) of this Agreement that remain unpaid by Seller and the percentage of outstanding equity interests of Seller owned by such equity holder on the Closing Date. For the avoidance of doubt, the Maximum Indemnity Amount or the aggregate Purchase Price paid or payable to or for the benefit of any equity holder of Seller will not be limited by the amounts paid as of any particular time, but will include all amounts that have been paid or are actually paid in the future in respect of the Purchase Price.

        (d) None of the limitations set forth in this Section 5.2 will apply to any Indemnifiable Losses incurred by (i) a Purchaser Indemnified Party that relate, directly or indirectly, to (A) any fraudulent acts committed by any Seller Indemnified Party and (B) the obligations of Seller and the Majority Member to pay certain expenses pursuant to Section 1.4 or 6.2 or (ii) a Seller Indemnified Party that relate, directly or indirectly, to any fraudulent acts committed by any Purchaser Indemnified Party and (B) the obligations of Parent and Purchaser to pay certain expenses pursuant to Section
1.4 or 6.2.

        5.3. Indemnification. (a) Subject to Sections 5.1, 5.2, 5.4 and 5.5, Seller will indemnify, defend and hold harmless Parent, Purchaser and their respective Affiliates (including, after the Closing, Cinagro) and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

            (i) Any Knowing Breach or breach by Seller of any Surviving Rep;

            (ii) Any breach by Seller of any covenant of Seller in this Agreement;

            (iii) Any taxes imposed on or asserted against Seller, Cinagro, Holdings or any of their respective Affiliates (other than the Company) for which Seller, Cinagro, Holdings or any such Affiliate may be liable in respect of the properties, income or operations of Seller, Cinagro, Holdings or any such Affiliate for, with respect to Cinagro, any tax period (or portion thereof) ending on or before the Closing Date or, with respect to Seller or Holdings, for any tax period (or portion thereof) whatsoever;

            (iv) Any liability or obligation of Seller, Holdings or any of their respective predecessors (including, without limitation, any liability under any Contract listed or required to be listed on Schedule 2.1.6 or the Cinagro Warrant);

            (v) Any claim by any current or former equity owner of Seller, Holdings or Cinagro relating to, resulting from or arising out of the Reorganization or the transactions contemplated by this Agreement or any of the Transaction Documents; provided, however, that Seller will have no obligation under this Section 5.3(a)(v) to indemnify any Purchaser Indemnified Party for any Indemnifiable Loss for which a Seller Indemnified Party is entitled to indemnity under Section 5.3(c);

            (vi) Any claim (x) of any current or former holder of any Company Stock Right in respect of any Company Stock Rights granted under the Company's 1999 Long-Term Stock Incentive Plan, as amended, other than
        (A) a claim for salary for services actually rendered or under an employee welfare benefit plan (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), (B) a claim for the positive difference, if any, between the amount payable to all other stockholders of the Company (other than Parent and its Affiliates) in a Transaction and the exercise price thereof multiplied by the number of Company Shares subject to such option, warrant or Company Stock Right that have then vested, or (C) a claim in respect of any other right to which such holder is entitled to under any agreement in respect of a

        Transaction, (y) of the obligor of any loan made by the Company to any stockholder or employee for amounts withheld by Parent, Purchaser or the Company from the proceeds payable with respect to any shares of common stock of the Company in a Merger which shares are, by the terms of such loan, required to secure such loan, and (z) of any Person asserting ownership of or any interest in any Cinagro Share; or

            (vii) any liability of Cinagro arising or accruing prior to the Closing Date.

        (b) Subject to Sections 5.1, 5.2, 5.4 and 5.5, the Majority Member will indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

            (i) Any Knowing Breach or breach by the Majority Member of any Surviving Rep;

            (ii) Any breach by the Majority Member of any covenant of the Majority Member in this Agreement; and

            (iii) Any liability or obligation of Seller under Section 5.3(a) that has not been satisfied by Seller more than 30 calendar days after such liability is determined; provided, however, that the aggregate indemnification liabilities of the Majority Member pursuant to this
        Section 5.3(b)(iii) will not exceed the lesser of (x) the aggregate amount paid or payable at any time to, or for the benefit of, the Majority Member by or on behalf of Seller in respect of the Purchase Price and (y) the product of the aggregate Indemnifiable Losses for which Seller is required to indemnify a Purchaser Indemnified Party under Section 5.3(a) of this Agreement that remain unpaid by Seller and the percentage of outstanding equity interests of Seller owned by the Majority Member on the Closing Date.

        (c) Subject to Sections 5.1, 5.2, 5.4 and 5.5, each of Purchaser and Parent will jointly and severally indemnify, defend and hold harmless Seller and the Majority Member and their respective Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

            (i) Any Knowing Breach or breach by Purchaser or Parent of any Surviving Rep; and

            (ii) Any breach by Purchaser or Parent of any covenant of Purchaser or Parent in this Agreement.

        5.4. Offset. Parent and Purchaser may at their option offset against any amount they or either of them is otherwise required to pay hereunder to Seller or Seller's beneficial owners (i) the amount of any Indemnifiable Loss for which any Purchaser Indemnified Party is entitled to indemnity hereunder or (ii) pending the final resolution of such amount, the actual amount demanded in any Third Party Claim plus Parent's good faith estimate of the costs related thereto; provided however, that Parent and Purchaser may not offset any Indemnifiable Loss described in clause (i) or
(ii) against the payment of IP-1. Upon such offset such Indemnifying Party's obligation under Section 5.3(a) or 5.3(b), as the case may be, will be deemed satisfied to the extent of the offset. In the event the amount offset by Parent or Purchaser under clause (ii) of the first sentence of this Section 5.4 exceeds the aggregate amount of Indemnifiable Losses that are actually suffered or incurred by such Purchaser Indemnified Parties in respect of such Third Party Claims (such excess amount, the "EXCESS OFFSET AMOUNT"), then Parent will promptly pay to the appropriate Indemnifying Party the Excess Offset Amount, together with interest thereon from the date such offset amount would have otherwise been payable to the Indemnifying Party to the date the Excess Offset Amount is paid at an annual rate equal to the prime rate announced from time to time by Citibank, N.A. The offset right provided hereunder will not be affected by limitations on indemnity under any Reimbursement Agreement or this Agreement, other than the limitations set forth in Sections 5.1(a), 5.2(b) and 5.2(c), in each case to the extent applicable.

        5.5. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. In addition, the Indemnitee will furnish copies of, or provide access to, all material written evidence pertaining to such Third-Party Claims as promptly as reasonably practicable. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

        (b) If, within 20 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.5(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 5.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

        (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

        (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.5(a), 5.5(b) or 5.5(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

        (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third Person in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third Person on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third Person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                          VI. MISCELLANEOUS PROVISIONS

        6.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) (if so delivered or dispatched prior to 5:00 p.m., local time, on a Business Day in the place of receipt; otherwise such notice will be deemed delivered or dispatched on the next Business Day) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below or to such other address or addresses as any such party may from time to time designate as to itself by like notice:

                      If to Parent or Purchaser, to:

                             Seneca Investments LLC
                             437 Madison Avenue
                             New York, New York  10022
                             Facsimile No.: 212-415-3369
                             Attention: Michael P. Tierney

                      with a copy to:

                             Jones, Day, Reavis & Pogue
                             599 Lexington Avenue, 32nd Floor
                             New York, New York  10022
                             Facsimile No.: 212-755-7306
                             Attention:  Thomas W. Bark

                      If to Seller, to:

                             Organic Holdings LLC
                             601 Townsend Street
                             San Francisco, CA  94103
                             Facsimile No.: 415-581-5929
                             Attention:  Marita Scarfi
                      with a copy to:

                             Morrison & Foerster LLP
                             425 Market Street
                             San Francisco, CA  94105
                             Facsimile No.: 415-268-7522
                             Attention: Susan H. Mac Cormac

                      If to Majority Member, to:

                             Jonathan Nelson
                             26 Heyman Avenue
                             San Francisco, CA  94111

                      with a copy to:

                             Gunderson Dettmer
                             155 Constitution Drive
                             Menlo Park, CA 94025
                             Facsimile No.: 650-321-2800
                             Attention: Christopher B. Dillon

        6.2. Expenses. Except as otherwise expressly provided herein, each of the parties hereto will pay his or its own expenses relating to the transactions contemplated by this Agreement and the Transaction Documents, including without limitation the fees and expenses of his or its respective counsel, financial advisors and accountants.

        6.3. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors (and their respective executors, heirs and legal representatives) and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of Parent and Seller; provided that Parent and Purchaser may assign their rights and obligations under this Agreement to any other subsidiary of Parent provided that no such assignment will relieve Parent or Purchaser of any of its respective obligations under this Agreement.

        6.4. Waiver. Either Parent (on behalf of itself and Purchaser) or Seller (on behalf of itself and the Majority Member), by written notice to the other, may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement. Any waiver of any term or condition will not be construed as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in asserting any of its rights hereunder will constitute a waiver of any such rights.

        6.5. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Transaction Documents supersede any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the Closing Date relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) and the Transaction Documents constitute the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein and therein.

        6.6. Amendments, Supplements, Etc. This Agreement (including any Exhibit or Schedule hereto) may be amended or supplemented at any time by additional written agreements as may mutually be determined by Parent (without the joinder of Purchaser) and Seller (on behalf of itself and the Majority Member) to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.

        6.7. Rights of the Parties. Except as provided in Article V or in
Section 6.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby. Nothing express or implied in this Agreement is intended or will be construed to result in any liability to the Company.

        6.8. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

        (b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the New York state court located in the Borough of Manhattan, City of New York or the United States District for the Southern District of New York (each, a "NEW YORK COURT"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or any Transaction Document, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the New York Court.

        (c) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the New York Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

        (d) No party may move to (i) transfer any such suit, action or proceeding from the New York Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the New York Court with a suit, action or proceeding in another jurisdiction unless such motion seeks solely and exclusively to consolidate such suit, action or proceeding in the New York Court, or (iii) dismiss any such suit, action or proceeding brought in the New York Court for the purpose of bringing or defending the same in another jurisdiction.

        (e) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the New York Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in the New York Court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law. Notwithstanding the foregoing, this
Section 6.8 will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

        6.9. Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        6.10. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "OR" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the term "AFFILIATE" has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Exchange Act, (vii) all references to "$" or dollar amounts will be to lawful currency of the United States of America,
(viii) "KNOWING" or "TO THE KNOWLEDGE" of any Person means, when referring to an individual, the actual knowledge of such individual, and when referring to any other Person, means the actual knowledge of such Person's directors and officers, in each case without undertaking any specific investigation for purposes of making any representation or warranty in this Agreement except as otherwise herein provided, (ix) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, and (x) the use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

        (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

        (c) The disclaimer set forth on the bottom of certain pages of the Schedules to this Agreement relating to the Company will have no effect for purposes of this Agreement, including without limitation, the provisions of
Section 4.2.1, Section 4.3.1, Section 4.5 or Article V.

        6.11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Seller, Majority Member, Parent and Purchaser to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

        6.12. Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, will be deemed to be an original. Such counterparts will together constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

        6.13. Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law); provided, however, that this Section 6.13 will not apply to Section 3.7 hereof. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is deemed prohibited or invalid under such applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity will not invalidate the remainder of such provision or the other provisions of this Agreement.

        6.14. Extinguishment of Cinagro Obligations. Effective as of the Closing Date, without any further action of Cinagro, Seller or any other Person, all financial obligations of Cinagro to Seller or its Affiliates, whether arising before, on or after the Closing Date, payable under any Contract or other obligation of Cinagro entered into or in effect on or prior to the Closing Date shall be extinguished and be deemed satisfied in full, and Cinagro shall have no further obligation in respect thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written, but as amended and restated on December 3, 2001.

                                            SENECA INVESTMENTS LLC


                                         By: /s/ Michael P. Tierney
                                             -----------------------------------
                                              Michael P. Tierney
                                              Chief Executive Officer


                                         E-SERVICES INVESTMENTS ORGANIC SUB LLC


                                         By:  Communicade LLC,
                                              its member

                                              By:  SENECA INVESTMENTS LLC,
                                                   its member


                                         By: /s/ Michael P. Tierney
                                             -----------------------------------
                                              Michael P. Tierney
                                              Chief Executive Officer


                                         ORGANIC HOLDINGS LLC


                                         By: /s/ Gary F. Hromadko
                                             -----------------------------------
                                              Gary F. Hromadko
                                              Director


                                         By: /s/ Michael Hudes
                                             -----------------------------------
                                              Michael Hudes
                                              Director

                                         /s/ Jonathan Nelson
                                         ---------------------------------------
                                         Jonathan Nelson

                             INDEX OF DEFINED TERMS

TERM                                                                                       PAGE
----                                                                                       ----
AAA..........................................................................................9
ACCOUNTANTS..................................................................................8
ACQUIRING PERSON............................................................................22
ACQUIRING PERSON SHARES.....................................................................22
ADDITIONAL VOTING STOCK....................................................................6,7
AFFILIATE...................................................................................40
AGREEMENT....................................................................................1
ANNUAL DETERMINATION.........................................................................8
BASE O MULTIPLE..............................................................................6
CAPBT........................................................................................7
CHANGE NOTICE...............................................................................22
CHANGE OF CONTROL...........................................................................21
CINAGRO......................................................................................1
CINAGRO SHARES...............................................................................2
CINAGRO WARRANT.............................................................................11
CLASS A NUMBER...............................................................................7
CLOSING.....................................................................................30
CLOSING DATE................................................................................30
CODE.........................................................................................9
COMPANY......................................................................................1
COMPANY FILED SEC DOCUMENTS.................................................................14
COMPANY MATERIAL ADVERSE EFFECT.............................................................12
COMPANY SHARES...............................................................................1
COMPANY STOCK RIGHTS........................................................................13
CONTRACTS...................................................................................12
COVENANT PERIOD.............................................................................20
DIRECT CLAIM................................................................................36
EXCESS OFFSET AMOUNT........................................................................35
FAIR VALUE..................................................................................23
FAIR VALUE OFFER............................................................................22
FAIR VALUE TRANSACTION......................................................................22
FINANCIAL ADVISOR...........................................................................23
FIRST NEGOTIATION PERIOD....................................................................23
FP ..........................................................................................3
FP MULTIPLE..................................................................................6
GAAP.........................................................................................3
GOVERNMENTAL AUTHORITY......................................................................11
HISTORICAL FINANCIAL STATEMENTS.............................................................13
HOLDINGS.....................................................................................1
HSR ACT.....................................................................................12
INCENTIVE PLAN..............................................................................25
INDEMNIFIABLE LOSSES........................................................................32

                             INDEX OF DEFINED TERMS
                                   (continued)

                                                                                          PAGE
                                                                                          ----
INDEMNIFYING PARTY..........................................................................32
INDEMNITEE..................................................................................32
INDEMNITY PAYMENT...........................................................................32
INDEPENDENT AUDITORS.......................................................................8,9
IP-1.........................................................................................2
IP-2.........................................................................................2
IP-3.........................................................................................2
IP-4.........................................................................................2
IP-4 MULTIPLE................................................................................6
IP-5.........................................................................................3
IP-5 MULTIPLE................................................................................6
KNOWING.....................................................................................40
LAWS........................................................................................12
LIENS.......................................................................................10
MAJORITY MEMBER..............................................................................1
MATERIAL CONTRACT...........................................................................29
MAXIMUM INDEMNITY AMOUNT....................................................................32
MEASURING PERIOD.............................................................................6
MERGER.......................................................................................7
NET INCOME...................................................................................3
NEW YORK COURT..............................................................................39
O MULTIPLE...................................................................................6
OFI.........................................................................................27
ORDERS......................................................................................12
PARENT.......................................................................................1
PARENT COMPANY...............................................................................5
PARENT MATERIAL ADVERSE EFFECT..............................................................16
PAYMENT PROVISIONS...........................................................................2
PBT..........................................................................................3
PBT MARGIN...................................................................................6
PERMIT......................................................................................12
PERSON......................................................................................41
PLEDGED SECURITIES..........................................................................27
PROMISSORY NOTES.............................................................................1
PUBLIC LETTER...............................................................................26
PURCHASE ACCOUNTING ACCRUALS.................................................................7
PURCHASE PRICE...............................................................................2
PURCHASER....................................................................................1
PURCHASER ENTITIES..........................................................................20
PURCHASER INDEMNIFIED PARTIES...............................................................33
RELEVANT SHARES.............................................................................23
REORGANIZATION...............................................................................1
REVENUE GROWTH RATE..........................................................................8
REVENUES.....................................................................................6
SEC.........................................................................................15



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

                             INDEX OF DEFINED TERMS
                                   (continued)

                                                                                          PAGE
                                                                                          ----
SECOND NEGOTIATION PERIOD...................................................................23
SECURITIES ACT..............................................................................14
SELLER.......................................................................................1
SELLER INDEMNIFIED PARTIES..................................................................35
SELLER MATERIAL ADVERSE EFFECT..............................................................10
SELLER'S REPRESENTATIVE.....................................................................20
SUBSTANTIAL EQUITY INTEREST.................................................................22
SURVIVING REPS..............................................................................31
TERMINATION DATE............................................................................31
THIRD PARTY CLAIM...........................................................................32
TO THE KNOWLEDGE............................................................................41
TRANSACTION..................................................................................7
TRANSACTION CLOSING..........................................................................4
TRANSACTION DOCUMENTS.......................................................................10
UNITS........................................................................................1
VOTING STOCK.................................................................................6


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